Exhibit 99.1

July 25, 2007	Page 1 of 4

INTERNATIONAL SHIPHOLDING CORPORATION
REPORTS SECOND QUARTER RESULTS

Mobile, Alabama - International Shipholding Corporation today reported results for the three month and six month periods ended June 30, 2007.   Net income for the three months ended June 30, 2007 was $6.953 million as compared to a net loss of $6.464 million for the three months ended June 30, 2006.  For the first six months of 2007, net income was $11.693 million as compared to a net loss of $4.378 million for the same period of 2006.  Net income available to common stockholders for the current second quarter was $6.353 million while for the six month period ended June 30, 2007, the net income available was $10.493 million after dividends on the Company’s preferred stock issue.

The income in the current quarter included gains from the sale of the U.S. flag LASH vessel and LASH barges used on the discontinued Waterman LASH service.  Excluding the discontinued service gains, our net income from continuing operations was $2.983 million for the quarter and $6.562 million for the six months ended June 30, 2007.

The Liner segment results, which consist of one remaining international flag LASH vessel and approximately 400 LASH barges servicing U.S. gulf ports and ports in northern Europe, continued to have a negative impact on the results.  The market for eastbound cargoes for this service continues to be challenging.  As a result of the disappointing results, today the Board of Directors agreed to discontinue the utilization of the international flag LASH vessel and the remaining 400 LASH barges by the end of 2007.

The Company’s Time Charter segment, on the strength of higher volumes of supplemental cargoes and the operation of its U.S. flag Coal Carrier, reported improved results over the comparable 2006 quarterly period.  The U. S. Flag Coal Carrier only operated twenty days in the second quarter of 2006.

The results of the Company’s Contract of Affreightment segment was slightly lower in the second quarter of 2007 when compared to the same period in 2006 due to reduced tonnage levels.

July 25, 2007	Page 2 of 4
International Shipholding Corporation
Reports Second Quarter Results

The Rail Ferry segment reported a greater loss in the second quarter of 2007 when compared to the same period in 2006 due to the vessels experiencing out of service days while preparing for the installation of the second decks.  One of the vessels was fully operational at the beginning of July with the second deck, while the other vessel is expected to complete installation by the end of July 2007. Cargo volumes, so far, on the fully operational vessel have been in line with our projections.  We expect progressively improved results as the second deck conversions are phased into the service.

Depreciation expense was lower in the second quarter of 2007 as compared to the same period in 2006 reflecting the sale of the LASH assets used in the discontinued LASH service.

The Company’s increase in administrative and general expenses is a direct result of expenditures associated with relocating the corporate headquarters to Mobile, Alabama.  Of the $1.217 million increase from the previous year, approximately $1.0 million has been recovered through the relocation incentive agreements in effect with various Alabama agencies.  The $1.0 million reimbursement is included in the Company’s second quarter revenues.

The reduction in the Company’s interest expense results from the early repurchase of our Senior Notes in 2006 and the first quarter of 2007.  The outstanding balance on the Senior Notes, which are due October 15th, 2007, is currently $38.970 million.  The Company expects to meet this obligation from its available cash and free operating cash flow.

The Company’s deferred tax benefit reflects the effects of losses in our segments subject to the statutory tax rate, which exceed our U. S. flag tonnage tax rate liability.

The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH.  The Company’s preferred stock is traded on the NYSE with the symbol “ISH Pr”.

July 25, 2007	Page 3 of 4
International Shipholding Corporation
Reports Second Quarter Results

Unaudited results for the period indicated along with prior year results are (in thousands except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$56,352	$64,559	$115,369	$125,120

Operating Expenses:
Voyage Expenses	43,021	53,193	89,665	102,706
Vessel and Barge Depreciation	5,297	5,571	10,593	10,783
Impairment Loss	-	8,866	-	8,866

Gross Voyage Profit (Loss)	8,034	(3,071)	15,111	2,765

Administrative and General Expenses	5,501	4,284	11,442	8,452
Loss (Gain) on Sale of Other Assets	70	(27)	(2,978)	(32)

Operating Income (Loss)	2,463	(7,328)	6,647	(5,655)

Interest and Other:
Interest Expense	2,555	2,809	5,165	5,677
Gain on Sale of Investment	(350)	(167)	(350)	(468)
Investment Income	(552)	(291)	(1,211)	(747)
Loss on Early Extinguishment of Debt	-	89	-	89
	1,653	2,440	3,604	4,551
Income (Loss) from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net Income
of Unconsolidated Entities	810	(9,768)	3,043	(10,206)

(Benefit) Provision for Income Taxes:
Current	-	35	-	70
Deferred	(586)	(3,518)	(899)	(4,295)
State	(7)	-	(4)	2
	(593)	(3,483)	(903)	(4,223)

Equity in Net Income of Unconsolidated
Entities (Net of Applicable Taxes)	1,580	1,529	2,616	2,513

Income (Loss) from Continuing Operations	2,983	(4,756)	6,562	(3,470)

Gain (Loss) from Discontinued Waterman Liner Service
Loss before benefit for income taxes	(520)	(1,731)	(835)	(927)
Gain on Sale of Liner Assets	4,495	28	5,975	28
Provision for Income taxes	(5)	(5)	(9)	(9)

Net Gain (Loss) from Discontinued Waterman Liner Service	3,970	(1,708)	5,131	(908)

Net Income (Loss)	$6,953	$(6,464)	$11,693	$(4,378)

July 25, 2007	Page 4 of 4
International Shipholding Corporation
Reports Second Quarter Results

Preferred Stock Dividends	600	600	1,200	1,200

Net Income (Loss) Available to Common Stockholders	$6,353	$(7,064)	$10,493	$(5,578)
Basic and Diluted Earnings Per Common Share:

Net Income (Loss) Available to Common Stockholders - Basic
Continuing Operations	$0.38	$(0.87)	$0.86	$(0.76)
Discontinued Operations	$0.63	$(0.28)	$0.83	$(0.15)
	$1.01	$(1.15)	$1.69	$(0.91)

Net Income (Loss) Available to Common Stockholders - Diluted
Continuing Operations	$0.36	$(0.87)	$0.80	$(0.76)
Discontinued Operations	0.48	(0.28)	0.62	(0.15)
	$0.84	$(1.15)	$1.42	$(0.91)

Weighted Average Shares of Common Stock Outstanding:
Basic	6,277,955	6,119,176	6,199,010	6,112,832
Diluted	8,281,163	6,119,176	8,217,540	6,112,832

Contacts:
Niels M. Johnsen, Chairman	(212) 943-4141
Erik L. Johnsen, President	(251) 243-9221